Exhibit K
CREDIT LINE AGREEMENT
Credit Line Agreement—Demand Facility
THIS CREDIT LINE AGREEMENT (as it may be amended, supplemented or otherwise modified from time to time, this “Agreement”) is made by and between the party or parties signing as the Borrower on the Application for which this Agreement is attached (together and individually, the “Borrower”) and UBS Bank USA (the “Bank”) and, together with the Application, establishes the terms and conditions that will govern the uncommitted demand loan facility made available to the Borrower by the Bank. This Agreement becomes effective upon the earlier of (i) notice from the Bank (which notice may be oral or written) to the Borrower that the Credit Line has been approved and (ii) the Bank making an Advance to the Borrower.
1. Definitions
•	“Advance” means any Fixed Rate Advance or Variable Rate Advance made by the Bank pursuant to this Agreement.

•	“Advance Advice” means a written or electronic notice by the Bank, sent to the Borrower, the Borrower’s financial advisor at UBS Financial Services Inc. or any other party designated by the Borrower to receive the notice, confirming that a requested Advance will be a Fixed Rate Advance and specifying the amount, fixed rate of interest and Interest Period for the Fixed Rate Advance.

•	“Application” means the Credit Line Account Application and Agreement that the Borrower has completed and submitted to the Bank.

•	“Approved Amount” means the maximum principal amount of Advances that is permitted to be outstanding under the Credit Line at any time, as specified in writing by the Bank.

•	“Breakage Costs” and “Breakage Fee” have the meanings specified in Section 6(b).

•	“Business Day” means a day on which both of the Bank and UBS Financial Services Inc. are open for business. For notices and determinations of LIBOR, Business Day must also be a day for trading by and between banks in U.S. dollar deposits in the London interbank market.

•	“Collateral” has the meaning specified in section 8(a).

•	“Collateral Account” means, individually and collectively, each account of the Borrower or Pledgor at UBS Financial Services Inc. or UBS International Inc., as applicable, that is either identified as a Collateral Account on the Application to which this Agreement is attached or subsequently identified as a Collateral Account by the Borrower or Pledgor in writing, together with all successors to those identified accounts, irrespective of whether the successor account bears a different name or account number.

•	“Credit Line” has the meaning specified in Section 2(a).

•	“Credit Line Account” means each Fixed Rate Account and each Variable Rate Account of the Borrower that is established by the Bank in connection with this Agreement and either identified on the Application or subsequently identified as a Credit Line Account by the Bank by notice to the Borrower, together with all successors to those identified accounts, irrespective of whether any successor account bears a different name or account number.

•	“Credit Line Obligations” means, at any time of determination, the aggregate of the outstanding principal amounts of all Advances, together with all accrued but unpaid interest on the outstanding principal amounts, any and all fees or other charges payable in connection with the Advances and any costs of collection (including reasonable attorneys’ fees) and other amounts payable by the Borrower under this Agreement, and any and all other present or future obligations of the Borrower and the other respective Loan Parties under this Agreement and the related agreements, whether absolute or contingent, whether or not due or mature.

•	“Event” means any of the events listed in Section 10.

•	“Fixed Rate Advance” means any advance made under the Credit Line that accrues interest at a fixed rate

•	“Guarantor” means any party who guaranties the payment and performance of the Credit Line Obligations.

•	“Guaranty Agreement” means an agreement pursuant to which a Guarantor agrees to guaranty payment of the Credit Line Obligations.

•	“Interest Period” means, for a Fixed Rate Advance, the number of days, weeks or months requested by the Borrower and confirmed in the Advance Advice relating to the Fixed Rate Advance, commencing on the date of (i) the extension of the Fixed Rate Advance or (ii) any renewal of the Fixed Rate Advance and, in each case, ending on the last day of the period. If the last day is not a Business Day, then the Interest Period will end on the immediately succeeding Business Day. If the last Business Day would fall in the next calendar month, the Interest Period will end on the immediately preceding Business Day. Each monthly or longer Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) will end on the last Business Day of the appropriate calendar month.

•	“Joint Borrower” has the meaning specified in Section 7(a).

•	“LIBOR” means, as of any date of determination:
(i)	for Variable Rate Advances, the prevailing London Interbank Offered Rate for deposits in U.S. dollars having a maturity of 30 days as published in The Wall Street Journal “Money Rates” Table on the date of the Advance; and

(ii)	for Fixed Rate Advances, the prevailing London Interbank Offered Rate for deposits in U.S. dollars having a maturity corresponding to the length of the Interest Period applicable to the Advance as quoted by the Bloomberg service at 4:00 a.m. Eastern Standard Time on the date of the Advance.
If the rate ceases to be regularly published by The Wall Street Journal or stated by the Bloomberg service, as applicable, LIBOR will be determined by the Bank in its sole and absolute discretion. For any day that is not a Business Day, LIBOR will be the applicable LIBOR in effect immediately prior to that day.
•	“Loan Party” means each Borrower, Guarantor and Pledgor, each in their respective capacities under this Agreement or any related agreement.

•	“Person” means any natural person, company, corporation, firm, partnership, joint venture, limed liability company or limited liability partnership, association, organization or any other legal entity.

•	“Pledgor” means each Person who pledges to the Bank any Collateral to secure the Credit Line Obligations (or to secure the obligations of any Guarantor with respect to the guaranty of the Credit Line Obligations). Pledgors will include (i) each Borrower who pledges Collateral to secure the Credit Line Obligations, (ii) each Guarantor who has pledged Collateral to secure the Credit Line Obligations or its obligations under a Guaranty Agreement, (iii) any spouse of a Borrower who executes a spouse’s pledge and consent agreement with respect to a jointly held collateral account, (iv) any other joint account holder who executes a joint account holder pledge and consent agreement with respect to a jointly held collateral account, and (v) any other Person who executes a pledge agreement with respect to the Credit Line.

•	“Premier Credit Line” means any Credit Line with an Approved Amount equal to or greater than $250,000.

•	“Prime Credit Line” means any Credit Line with an Approved Amount less than $250,000.

•	“Prime Rate” means the floating “Prime Rate” as published in The Wall Street Journal “Money Rates” Table from time to time. The Prime Rate will change as and when the Prime Rate as published in The Wall Street Journal. In the event that The Wall Street Journal does not publish a Prime Rate, the Prime Rate will be the rate as determined by the Bank in its sole and absolute discretion.

•	“Securities Intermediary” has the meaning specified in Section 9.

•	“UBS Financial Services Inc.” means UBS Financial Services Inc. and its successors.

•	“UBS-1” means UBS International Inc. and its successors.

•	“Variable Rate Advance” means any advance made under the Credit Line that accrues interest at a variable rate.

2. Establishment of Credit Line; Termination
a)	Upon the effectiveness of this Agreement, the Bank establishes an UNCOMMITTED, demand revolving line of credit (the “Credit Line”) in an amount equal to the Approved Amount. The Bank may, from time to time upon request of the Borrower, without obligation and in its sole and absolute discretion, authorize and make one or more Advances to the Borrower. The Borrower acknowledges that the Bank has no obligation to make any Advances to the Borrower. The Bank may carry each Variable Rate Advance in a Variable Rate Account and may carry each Fixed Rate Advance in a Fixed Rate Account, but all Advances will constitute extensions of credit pursuant to a single Credit Line. The Approved Amount will be determined, and may be adjusted from time to time, by the Bank in its sole and absolute discretion.

b)	THE BORROWER AND EACH OTHER LOAN PARTY UNDERSTANDS AND AGREES THAT THE BANK MAY DEMAND FULL OR PARTIAL PAYMENT OF THE CREDIT LINE OBLIGATIONS, AT ITS SOLE AND ABSOLUTE DISCRETION AND WITHOUT CAUSE, AT ANY TIME, AND THAT NEITHER FIXED RATE ADVANCES NOR VARIABLE RATE ADVANCES ARE EXTENDED FOR ANY SPECIFIC TERM OR DURATION.

c)	UNLESS DISCLOSED IN WRITING TO THE BANK AT THE TIME OF THE APPLICATION, AND APPROVED BY THE BANK, THE BORROWER AGREES NOT TO USE THE PROCEEDS OF ANY ADVANCE EITHER TO PURCHASE, CARRY OR TRADE IN SECURITIES OR TO REPAY ANY DEBT (I) USED TO PURCHASE, CARRY OR TRADE IN SECURITIES OR (II) TO ANY AFFILIATE OF THE BANK. THE BORROWER WILL BE DEEMED TO REPEAT THE AGREEMENT IN THIS SECTION 2(C) EACH TIME IT REQUESTS AN ADVANCE.

d)	Prior to the first Advance under the Credit Line, the Borrower must sign and deliver to the Bank a Federal Reserve Form U-1 and all other documentation as the Bank may require. The Borrower acknowledges that neither the Bank nor any of its affiliates has advised the Borrower in any manner regarding the purposes for which the Credit Line will be used.

e)	The Borrower consents and agrees that, in connection with establishing the Credit Line Account, approving any Advances to the Borrower or for any other purpose associated with the Credit Line, the Bank may obtain a consumer or other credit report from a credit reporting agency relating to the Borrower’s credit history. Upon request, the Bank will inform the Borrower, (i) whether or not a consumer or other credit report was requested, and (ii) if so, the name and address of the consumer or other credit reporting agency that furnished the report.

f)	The Borrower understands that the Bank will, directly or indirectly, pay a portion of the interest that it receives to the Borrower’s financial advisor at UBS Financial Services Inc. or one of its affiliates. To the extent permitted by applicable law, the Bank may also charge the Borrower fees for establishing and servicing the Credit Line Account.

g)	Following each month in which there is activity in the Borrower’s Credit Line Account in amounts greater than $1, the Borrower will receive an account statement showing the new balance, the amount of any new Advances, year to date interest charges, payments and other charges and credits that have been registered or posted to the Credit Line Account.

h)	Each of the Loan Parties understands and agrees that the Bank may, at any time, in its discretion, terminate and cancel the Credit Line regardless of whether or not an Event has occurred. In the event the Bank terminates and cancels the Credit Line the Credit Line Obligations shall be immediately due and payable in full. If the Credit Line Obligations are not paid in full, the Bank shall have the right, at its option, to exercise any or all of its remedies described in Section 10 of this Agreement.
3. Terms of Advances
a)	Advances made under this Agreement will be available to the Borrower in the form, and pursuant to procedures, as are established from time to time by the Bank in its sole and absolute discretion. The Borrower and each Loan Party agree to provide all documents, financial or other information regarding any Advance as the Bank may request. Advances will be made by wire transfer of funds to an account as specified in writing by the Borrower or by any other method agreed upon by the Bank and the Borrower. The Borrower acknowledges and agrees that the Bank will not make any Advance to the Borrower unless the collateral maintenance requirements that are established by the Bank in its sole and absolute discretion have been satisfied.

b)	Each Advance made under a Premier Credit Line will be a Variable Rate Advance unless otherwise designated as a Fixed Rate Advance in an Advance Advice sent by the Bank to the Borrower. The Bank will not designate any Advance as a Fixed Rate Advance unless it has been requested to do so by the Borrower (acting directly or indirectly through the Borrower’s UBS Financial Services Inc. financial advisor or other agent designated by the Borrower and acceptable to the Bank). Each Advance Advice will be conclusive and binding upon the Borrower, absent manifest error, unless the Borrower otherwise notifies the Bank in writing no later than the close of business, New York Time, on the third Business Day after the Advance Advice is received by the Borrower.

c)	Each Advance made under a Prime Credit Line will be a Variable Advance.

d)	Unless otherwise agreed by the Bank: (i) all Fixed Rate Advances must be in an amount of at least $100,000: and (ii) all Variable Rate Advances must be in an amount of at least $2,500. If the Borrower is a natural person, the initial Variable Rate Advance under the Credit Line must be in an amount equal to at least $25,001 (the “Initial Advance Requirement”). If the initial Advance requested by the Borrower is made in the form of a check drawn on the Credit Line that does not satisfy the Initial Advance Requirement, then, in addition to and not in limitation of the Bank’s rights, remedies, powers or privileges under this Agreement or applicable law, the Bank may, in its sole and absolute discretion,

(i)	pay the check drawn by the Borrower if, prior to paying that check, the Bank makes another Advance to the Borrower, which Advance shall be in an amount not less than $25,001; or

(ii)	pay the check drawn by the Borrower; or

(iii)	decline to pay (bounce) the check.
If the Bank elects option (ii), no interest shall accrue on the amount of the Advance made by paying the check, and the amount of that Advance shall be due and payable to the Bank immediately (with or without demand by the Bank).
4. Interest
a)	Each Fixed Rate Advance will bear interest at a fixed rate for the Interest Period specified in the related Advance Advice. The rate of interest payable on each Fixed Rate Advance will be determined by adding a percentage rate to LIBOR as of the date that the fixed rate is determined.

b)	Each Variable Rate Advance under a Premier Credit Line will bear interest at a variable rate equal to LIBOR, adjusted daily, plus the percentage rate that (unless otherwise specified by the Bank in writing) is shown on Schedule I below for the Approved Amount of the Credit Line. For Premier Credit Lines, the rate of interest payable on Variable Rate Advances is subject to change without notice in accordance with fluctuations in LIBOR and in the Approved Amount. On each day that LIBOR changes or the Approved Amount crosses one of the thresholds that is indicated on Schedule I (or that is otherwise specified by the Bank in writing), the interest rate on all Variable Rated Advances will change accordingly.

c)	Each Variable Rate Advance under a Prime Credit Line will bear interest at a variable rate equal to the Prime Rate, adjusted daily, plus the percentage rate that (unless otherwise specified by the Bank in writing) is shown on the attached Schedule II and that corresponds to the aggregate principal amount outstanding under the Prime Credit Line on that day. For Prime Credit Lines, the rate of interest payable on Variable Rate Advances is subject to change without notice in accordance with fluctuations in the Prime Rate and in the aggregate amount outstanding under the Prime Credit Line. On each date that the Prime Rate changes or the aggregate principal amount outstanding under the Prime Credit Line crosses one of the thresholds that is indicated on Schedule II (or that is otherwise specified by the Bank in writing), the interest rate on all Variable Rate Advances will change accordingly.
5. Payments
a)	Each Fixed Rate Advance will be due and payable in full ON DEMAND or, if not earlier demanded by the Bank, on the last day of the applicable Interest Period. Any Fixed Rate Advance as to which the Bank has not made a demand for payment and that is not paid in full or renewed, which renewal is in the sole and absolute discretion of the Bank, (pursuant to procedures as may be established by the Bank) as another Fixed

Rate Advance on or before the last day of its Interest Period will be automatically renewed on that date as a U.S. dollar denominated, Variable Rate Advance in an amount (based, in the case of any conversion of a non-U.S. dollar denominated Fixed Rate Advance, upon the applicable, spot currency exchange rate as of the maturity date, as determined by the Bank) equal to the unpaid principal balance of the Fixed Rate Advance plus any accrued but unpaid interest on the Fixed Rate Advance, which Variable Rate Advance will then accrue additional interest at a variable rate as provided in this Agreement.
b)	Each Variable Rate Advance will be due and payable ON DEMAND.
c)	The Borrower promises to pay the outstanding principal amount of each Advance, together with all accrued but unpaid interest on each Advance, any and all fees or other charges payable in connection with each Advance, on the date the principal amount becomes due (whether by reason of demand, the occurrence of a stated maturity date, by reason of acceleration or otherwise). The Borrower further promises to pay interest in respect of the unpaid principal balance of each Advance from the date the Advance is made until it is paid in full. All interest will be computed on the basis of the number of days elapsed and a 360-day year. Interest on each Advance will be payable in arrears as follows:
(i)	For Fixed Rate Advances — on the last day of the Interest Period (or if the Interest Period is longer than three months, on the last day of each three month period following the date of the Advance) and on each date that all or any portion of the principal amount of the Fixed Rate Advance becomes due or is paid; and

(ii)	for Variable Rate Advances — on the twenty-second day of each month other than December, and on the thirty-first day of December, and on each date that all or any portion of the principal amount of the Variable Rate Advance becomes due or is paid.
To the extent permitted by law, interest charges on any Advance that are not paid when due will be treated as principal and will accrue interest at a variable rate from the date the payment of interest was due until it is repaid in full.
d)	All payments of principal, interest or other amounts payable under this Agreement will be made in immediately available funds and in the same currency in which the Advance was made, which unless otherwise agreed by the Bank, will be U.S. dollars. UBS Financial Services Inc. or UBS International Inc., as applicable, may act as collecting and servicing agent for the Bank for the Advances. All payments will be made by wire transfer of funds to an account specified by the Bank or by another method agreed upon by the Bank and the Borrower. Upon receipt of all payments, the Bank will credit the same to the Credit Line Account. The Bank shall apply the proceeds of any payments in the following order, first to any Breakage Costs. Breakage Fee, other fees, costs of collection and expenses, second to accrued interest and third to the outstanding principal amount of the related Advance.

e)	All payments must be made to the Bank free and clear of any and all present and future taxes (including withholding taxes), levies, imposts, duties, deductions, fees, liabilities and similar charges other than those imposed on the overall net income of the Bank. If so requested by the Bank, the Borrower will deliver to the Bank the original or a certified copy of each receipt evidencing payment of any taxes or, if no taxes are payable in respect of any payment under this Agreement, a certificate from each appropriate taxing authority, or an opinion of counsel in form and substance and from counsel acceptable to the Bank in its sole and absolute discretion, in either case stating that the payment is exempt from or not subject to taxes. If any taxes or other charges are required to be withheld or deducted from any amount payable by the Borrower under this Agreement, the amount payable will be increased to the amount which, after deduction from the increased amount of all taxes and other charges required to be withheld or deducted from the amount payable, will yield to the Bank the amount stated to be payable under this Agreement. If any of the taxes or charges are paid by the Bank, the Borrower will reimburse the Bank on demand for the payments, together with all interest and penalties that may be imposed by any governmental agency. None of the Bank, UBS Financial Services Inc., UBS-1 or their respective employees has provided or will provide, legal advice to the Borrower or any Loan Party regarding compliance with (or the implications of the Credit Line and the related guaranties and pledges under) the laws (including tax laws) of the jurisdiction of the Borrower or any Loan Party or any other jurisdiction. The Borrower and each Loan Party is and shall be solely responsible for, and the Bank shall have no responsibility for, the compliance by the Loan Parties with any and all reporting and other requirements arising under any applicable laws.
f)	In no event will the total interest and fees, if any, charged under this Agreement exceed the maximum interest rate or total fees permitted by law. In the event any excess interest or fees are collected, the same will be refunded or credited to the Borrower. If the amount of interest payable by the Borrower for any period is reduced pursuant to this Section 5(f), the amount of interest payable for each succeeding period will be increased to the maximum rate permitted by law until the amount of the reduction has been received by the Bank.
6. Prepayments; Breakage Charges
a)	The Borrower may repay any Variable Rate Advance at any time, in whole or in part, without penalty.
b)	The Borrower may repay any Fixed Rate Advance, in whole or in part. The Borrower agrees to reimburse the Bank, immediately upon demand, for any loss and cost (“Breakage Costs”) that the Bank notifies the Borrower has been incurred by the Bank as a result of (i) any payment of the principal of a Fixed Rate Advance before the expiration of the Interest Period for the Fixed Rate Advance (whether voluntarily, as a result of acceleration, demand or otherwise,), or (ii) the Customer’s failure to take any Fixed Rate Advance on the date agreed upon, including any loss or cost (including loss of profit or margin) connected with the Bank’s re-employment of the amount so prepaid or of those funds acquired by the Bank to fund the Advance not taken on the agreed upon date.

Breakage Costs will be calculated by determining the differential between the stated rate of interest for the Fixed Rate Advance and prevailing LIBOR and multiplying the differential by the sum of the outstanding principal amount of the Fixed Rate Advance (or the principal amount of Fixed Rate Advance not taken by the Borrower) multiplied by the actual number of days remaining in the Interest Period for the Fixed Rate Advance (based upon a 360-day year). The Borrower also agrees to promptly pay to the Bank an administrative fee (“Breakage Fee”) in connection with any permitted or required prepayment. The Breakage Fee will be calculated by multiplying the outstanding principal amount of the Fixed Rate Advance (or the principal amount of Fixed Rate Advance not taken by the Borrower) by two basis points (0.02%). Any written notice form the Bank as to the amount of the loss or cost will be conclusive absent manifest error.
7. Joint Credit Line Account Agreement; Suspension and Cancellation
a)	If more than one Person is signing this Agreement as the “Borrower”, each party (a “Joint Borrower”) will be jointly and severally liable for the Credit Line Obligations, regardless of any change in business relations, divorce, legal separation, or other legal proceedings or in any agreement that may affect liabilities between the parties. Except as provided below for the reinstatement of a suspended or cancelled Credit Line, and unless otherwise agreed by the Bank in writing, the Bank may rely on, and each Joint Borrower will be responsible for, requests for Advances, directions, instructions and other information provided to the Bank by any Joint Borrower.
b)	Any Joint Borrower may request the Bank to suspend or cancel the Credit Line by sending the Bank a written notice of the request addressed to the Bank at the address shown on the Borrower’s periodic Credit Line Account statements. Any notice will become effective three Business Days after the date that the Bank receives it, and each Joint Borrower will continue to be responsible for paying: (i) the Credit Line Obligations as of the effective date of the notice, and (ii) all Advances that any Joint Borrower has requested but that have not yet become part of the Credit Line Obligations as of the effective date of the notice. No notice will release or in any other way affect the Bank’s interest in the Collateral. All subsequent requests to reinstate credit privileges must be signed by all Joint Borrowers comprising the Borrower, including the Joint Borrower requesting the suspension of credit privileges. Any reinstatement will be granted or denied in the sole and absolute discretion of the Bank.
c)	All Credit Line Obligations will become immediately due and payable in full as of the effective date of any suspension or cancellation of the Credit Line. The Borrower will be responsible for the payment of all charges incurred on the Advances after any the effective date. The Bank will not release any Loan Party from any of the obligations under this Agreement or any related agreement until the Credit Line Obligations have been paid in full and this Agreement has been terminated.

8. Collateral; Grant of Security Interest; Set-off
a)	To secure payment or performance of the Credit Line Obligations, the Borrower assigns, transfers and pledges to the Bank, and grants to the Bank a first priority lien and security interest in the following assets and rights of the Borrower, wherever located and whether owned now or acquired or arising in the future. (i) each Collateral Account; (ii) any and all money, credit balances, certificated and uncertificated securities, security entitlements, commodity contracts, certificates of deposit, instruments, documents, partnership interests, general intangibles, financial assets and other investment property now or in the future credited to or carried, held or maintained in any Collateral Account; (iii) any and all over-the-counter options, futures, foreign exchange, swap or similar contracts the Borrower and either UBS Financial Services Inc. or any of its affiliates, (iv) any and all accounts of the Borrower at the Bank or any of its affiliates, (v) any and all supporting obligations and other rights ancillary or attributable to, or arising in any way in connection with, any of the foregoing; and (vi) any and all interest, dividends, distributions and other proceeds of any of the foregoing (collectively, the “Collateral”).
b)	The Borrower and if applicable, any Pledgor on the Collateral Account, will take all actions reasonably requested by the Bank to evidence, maintain and perfect the Bank’s first priority security interest in, and to enable the Bank to obtain control over, the Collateral and any additional collateral pledged by the Pledgors, including but not limited to making, executing, recording and delivering to the Bank financing statements and amendments thereto, control agreements, notices, assignments, listings, powers, consents and other documents regarding the Collateral and the Bank’s security interest in the Collateral in a form as the Bank reasonably may require. Each Loan Party irrevocably authorizes and appoints each of the Bank and UBS Financial Services Inc., as collateral agent, to act as their agent and attorney-in-fact to file any documents or to execute any documents in their name, with or without designation of authority. Each Loan Party acknowledges that it will be obligated in respect of the documentation as if it had executed the documentation itself.
c)	The Borrower (and, if applicable, any other Pledgor on the Collateral Account) agrees to maintain in a Collateral Account, at all times, Collateral having an aggregate lending value as specified by the Bank from time to time.
d)	The Bank’s sole duty for the custody, safe keeping and physical preservation of any Collateral in its possession will be to deal with the Collateral in the same manner as the Bank deals with similar property for its own account. The Borrower (and, if applicable, any other Pledgor on the Collateral Account) agrees that the Bank will have no responsibility to act on any notice of corporate actions or events provided to holders of securities or other investment property included in the Collateral. The Borrower (and, if applicable, any other Pledgor on the Collateral Account) agrees to (i) notify the Bank promptly upon receipt of any communication to holders of the investment property disclosing or proposing any stock split, stock dividend, extraordinary cash dividend, spin-off or other corporate action or event as a result of which the Borrower or Pledgor would receive securities, cash (other than ordinary cash dividends) or other assets in respect of the investment property, and (ii) immediately upon receipt by the Borrower or Pledgor of any of these assets, cause them to be credited to a Collateral Account or deliver them to or as directed by the Bank as additional Collateral.
e)	The Borrower (and, if applicable, any other Pledgor on the Collateral Account) agrees that all principal, interest, dividends, distributions, premiums or other income and other payments received by the Bank or credited to the Collateral Account in respect of any Collateral may be held by the Bank as additional Collateral or applied by the Bank to the Credit Line Obligations. The Bank may create a security interest in any of the Collateral and may, at any time and at its option, transfer any securities or other investment property constituting Collateral to a securities account maintained in its name or cause any Collateral Account to be redesignated or renamed in the name of the Bank.
f)	If a Collateral Account has margin features, the margin features will be removed by UBS Financial Services Inc. or UBS International Inc., as applicable, so long as there is no outstanding margin debit in the Collateral Account.
g)	If the Collateral Account permits cash withdrawals in the form of check writing, access card charges, bill payment and/or electronic funds transfer services (for example, Resource Management Account®, Business Services Account BSA®, certain Basic Investment Accounts and certain accounts enrolled in UBS Financial Services Inc. Investment Consulting Services programs), the “Withdrawal Limit” for the Collateral Account, as described in the documentation governing the account will be reduced on an ongoing basis so that the aggregate lending value of the Collateral remaining in the Collateral Account following the withdrawal may not be less than the amount required pursuant to Section 8(c).
h)	In addition to the Bank’s security interest, the Bank will at all times have a right to set off any or all of the Credit Line Obligations at or after the time at which they become due, whether upon demand, at a stated maturity date, by acceleration or otherwise, against all securities, cash, deposits or other property in the possession of or at any time in any account maintained with the Bank or any of its affiliates by or for the benefit of the Borrower, whether carried individually or jointly with others. This right is in addition to, and not in limitation of, any right the Bank may have at law or otherwise.
i)	The Bank reserves the right to disapprove any Collateral and to require the Borrower at any time to deposit into the Borrower’s Collateral Account additional Collateral in the amount as the Bank requests or to substitute new or additional Collateral for any Collateral that has previously been deposited in the Collateral Account.
9. Control
For the purpose of giving the Bank control over each Collateral Account and in order to perfect the Bank’s security interests in the Collateral, the Borrower and each Pledgor on the applicable Collateral Account consents to compliance by UBS Financial Services Inc., UBS-1 or any other securities intermediary (in any case, the “Securities Intermediary”) maintaining a Collateral Account with entitlement orders and instructions from the Bank (or from any assignee or successor of the Bank) regarding the Collateral Account without the further consent of the

Borrower or any other Pledgor on the applicable Collateral Account. Without limiting the foregoing, the Borrower and each Pledgor on the Collateral Account acknowledges, consents and agrees that, pursuant to a control agreement entered into between the Bank and the Securities Intermediary,
a)	The Securities Intermediary will comply with entitlement orders originated by the Bank regarding any Collateral Account without further consent from the Borrower or any Pledgor. The Securities Intermediary will treat all assets credited to a Collateral Account, including money and credit balances, as financial assets for purposes of Article 8 of the Uniform Commercial Code.

b)	In order to enable the Borrower and any Pledgor on the applicable Collateral Account to trade financial assets that are from time to time credited to a Collateral Account, the Securities Intermediary may comply with entitlement orders originated by the Borrower or any Pledgor on the applicable Collateral Account (or if so agreed by the Bank, by an investment adviser designated by the Borrower or any Pledgor on the applicable Collateral Account and acceptable to the Bank and the Securities Intermediary) regarding the Collateral Account, but only until the time that the Bank notifies the Securities Intermediary that the Bank is asserting exclusive control over the Collateral Account. After the Securities Intermediary has received a notice of exclusive control and has had a reasonable opportunity to comply, it will no longer comply with entitlement orders originated by the Borrower or any Pledgor (or by any investment adviser designated by the Borrower or any Pledgor) concerning the Collateral Account. Notwithstanding the foregoing, however, and irrespective of whether it has received any notice of exclusive control, the Securities Intermediary will not comply with any entitlement order originated by the Borrower or any Pledgor (or by any investment adviser designated by the Borrower or any Pledgor) to withdraw any financial assets from a Collateral Account or to pay any money, free credit balance or other amount owing on a Collateral Account (other than cash withdrawals and payments not exceeding the “Withdrawal Limit” as contemplated in Section 8 (g)) without the prior consent of the Bank.
10. Remedies
a)	If any of the following events (each, an “Event”) occurs
(i)	the Borrower fails to pay any amount due under this Agreement;

(ii)	the Borrower and/or any other relevant Loan Party fails to maintain sufficient Collateral in a Collateral Account or any Guarantor fails to maintain collateral as required under its Guaranty Agreement;

(iii)	the Borrower or any other Loan Party breaches or fails to perform any other covenant, agreement, term or condition that is applicable to it under this Agreement or any other covenant, agreement, term or condition that is applicable to it under this Agreement or any related agreement, or any representation or other statement of the Borrower (or any Loan Party) in this Agreement or in any related agreement is incorrect in any material respect when made or deemed made;

(iv)	the Borrower or any other Loan Party dies or is declared (by appropriate authority) incompetent or of unsound mind or is indicted or convicted of any crime or, if not an individual, ceases to exist;

(v)	any voluntary or involuntary proceeding for bankruptcy, organization, dissolution or liquidation or similar action is commenced by or against the Borrower or any other Loan Party, or a trustee in bankruptcy, receiver, conservator or rehabilitator is appointed, or an assignment for the benefit of creditors is made, with respect to the Borrower or any other Loan Party or its property;

(vi)	the Borrower or any Loan Party is insolvent, unable to pay its debts as they fall due, stops, suspends or threatens to stop or suspend payment of all or a material part of its debts, begins negotiations or takes any proceeding or other step with a view to readjustment, rescheduling or deferral of all or any part of its indebtedness, which it would or might otherwise be unable to pay when due, or proposes or makes a general assignment or an arrangement or composition with or for the benefit of its creditors;

(vii)	a Collateral Account (or any account in which collateral provided by a Loan Party is maintained) or any portion thereof is terminated, attached or subjected to a levy;

(viii)	the Borrower or any Loan Party fails to provide promptly all financial and other information as the Bank may request from time to time;

(ix)	any indebtedness of the Borrower or any other Loan Party in respect of borrowed money (including indebtedness guaranteed by the Borrower or any other Loan Party) or in respect of any swap, forward, cap, floor, collar, option or other derivative transaction, repurchase or similar transaction or any combination of these transactions is not paid when due, or any event or condition causes the indebtedness to become, or permits the holder to declare the indebtedness to be, due and payable prior to its stated maturity;

(x)	final judgment for the payment of money is rendered against Client (or any Loan Party) and within thirty days from the entry of judgment has not been discharged or stayed pending appeal or has not been discharged within thirty days from the entry of a final order of affirmance on appeal;

(xi)	any legal proceeding is instituted or any other event occurs or condition exists that in the Bank’s judgment calls into question (A) the validity or binding effect of this Agreement or any related agreement or any of the Borrower’s (or any other Loan Party’s) obligations under this Agreement or under any related agreement or (B) the ability of the Borrower (or any Loan Party) to perform its obligations under this Agreement, or under any related agreement; or

(xii)	the Bank otherwise deems itself or its security interest in the Collateral insecure or the Bank believes in good faith that the prospect of payment or other performance by any Loan Party is impaired then, the Credit Line Obligations will become immediately due and payable (without demand) and the Bank may, in its sole and absolute discretion, liquidate, withdraw or sell all or any part of the Collateral and apply the same, as well as the proceeds of any liquidation or sale, to any amounts owed to the Bank, including any applicable Breakage Costs and Breakage Fee. The Bank will not be liable to any Loan Party in any way for any adverse consequences (for tax effect or otherwise) resulting from the liquidation of appreciated Collateral. Without limiting the generality of the foregoing, the sale may be made in the Bank’s sole and absolute discretion by public sale on any exchange or market where business is then usually transacted or by private sale, and the Bank may purchase at any public or private sale. Any Collateral that may decline speedily in value or that customarily is sold on a recognized exchange or market may be sold without providing any Loan Party with prior notice of the sale. Each Loan Party agrees that, for all other Collateral, two calendar days notice to the Loan Party, sent to its last address shown in the Bank’s account records, will be deemed reasonable notice of the time and place of any public sale or time after which any private sale or other disposition of the Collateral may occur. Any amounts due and not paid on any Advance following a Event will bear interest from the day following the Event until fully paid at a rate per annum equal to the interest rate applicable to the Advance immediately prior to the Event plus 2.00%. In addition to the Bank’s rights under this Agreement, the Bank will have the right to exercise any one or more of the rights and remedies of a secured creditor under the Utah Uniform Commercial Code, as then in effect.
b)	Nothing contained in this Section 10 will limit the right of the Bank to demand full or partial payment of the Credit Line Obligations, in its sole and absolute discretion and without cause, at any time.
c)	All rights and remedies of the Bank under this Agreement are cumulative and are in addition to all other rights, and remedies that the Bank may have at law or equity or under any other contract or other writing for the enforcement of the security interest herein or the collection of any amount due under this Agreement.
d)	Any non-exercise of rights, remedies and powers by the Bank under this Agreement and the other documents delivered in connection with this Agreement shall not be construed as a waiver of any rights, remedies and powers. The Bank fully reserves its rights to invoke any of its rights, remedies and powers at any time it may deem appropriate.
11. Representations, Warranties and Covenants by the Loan Parties.
Each Borrower and each other Loan Party (if applicable) makes the following representations, warranties and covenants (and each Borrower will be deemed to have repeated each representation and warranty each time a Borrower requests an Advance) to the Bank:
a)	Except for the Bank’s rights under this Agreement and the rights of the Securities Intermediary under any account agreement, the Borrower and each relevant Pledgor owns the Collateral, free of any interest or lien in favor of any third party and free of any impediment to transfer;

b)	Each Loan Party: (i) if a natural Person, is of the age of majority; (ii) is authorized to execute and deliver this Agreement and to perform its obligations under this Agreement and any related agreement; (iii) is not an employee benefit plan, as that term is defined by the Employee Retirement Income Security Act of 1974, or an individual Retirement Credit Line Account (and none of the Collateral is an asset of a plan or account); and (iv) unless the Loan Party advises the Bank to the contrary, in writing, and provides the Bank with a letter of approval, where required, from its employer, is not an employee or member of any exchange or of any corporation or firm engaged in the business of dealing, either as a broker or as principal, in securities, bills of exchange, acceptances or other forms of commercial paper;
c)	Neither the Borrower nor any Pledgor on the Collateral Account will pledge the Collateral or grant a security interest in the Collateral to any party other than the Bank or the Securities Intermediary, or permit the Collateral to become subject to any liens or encumbrances (other than those of the Bank and the Securities Intermediary), during the term of this Agreement.
d)	Each Loan Party is not in default under any material contract, judgment, decree or order to which it is a party or by which it or its properties may be bound; and
e)	Each Loan Party has duly filed all tax and information returns required to be filed and has paid all taxes, fees, assessments and other governmental charges or levies that have become due and payable, except to the extent such taxes or other charges are being contested in good faith and are adequately reserved against in accordance with GAAP.
12. Indemnification; Limitation on Liability of the Bank and the Securities Intermediary
Borrower agrees to indemnify and hold harmless the Bank and the securities intermediary, their affiliates and their respective directors, officers, agents and employees against any and all claims, causes of action, liabilities, lawsuits, demands and damages, for example, any and all court costs and reasonable attorneys fees, in any way relating to or arising out of or in connection with this Agreement, except to the extent caused by the Bank’s or Securities Intermediary’s breach of its obligations under this Agreement. Neither the Bank nor the Securities Intermediary will be liable to any party for any consequential damages arising out of any act or omission by either of them with respect to this Agreement or any Advance or Collateral Account.
13. Acceptance of Application and Agreement; Applicable Law
THIS APPLICATION AND AGREEMENT WILL BE RECEIVED AND ACCEPTED BY BANK IN THE STATE OF UTAH, OR IF THIS APPLICATION AND AGREEMENT IS DELIVERED TO BANK’S AGENT, UBS FINANCIAL SERVICES INC., IT WILL BE RECEIVED AND ACCEPTED WHEN RECEIVED BY UBS FINANCIAL SERVICES INC.’S UNDERWRITING DEPARTMENT. DELIVERY OF THE APPLICATION AND AGREEMENT TO THE BORROWER’S FINANCIAL ADVISOR AT UBS FINANCIAL SERVICES INC. WILL NOT BE CONSIDERED RECEIPT OR ACCEPTANCE BY

BANK. ALL DECISIONS MADE BY BANK REGARDING THE CREDIT LINE WILL BE MADE IN UTAH.
THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF UTAH APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY IN THE STATE OF UTAH AND, IN CONNECTION WITH THE CHOICE OF LAW GOVERNING INTEREST, THE FEDERAL LAWS OF THE UNITED STATES.
14. Assignment
This Agreement may not be assigned by the Borrower without the prior written consent of the Bank. This Agreement will be binding upon and inure to the benefit of the heirs, successors and permitted assigns of the Borrower. The Bank may assign this Agreement, and this Agreement will inure to the benefit of the Bank’s successors and assigns.
15. Amendment
This Agreement may be amended only by the Bank at any time by sending written notice, signed by an authorized officer of the Bank, of an amendment to the Borrower. The amendment shall be effective as of the date established by the Bank. This Agreement may not be amended orally. The Borrower or the Bank may waive compliance with any provision of this Agreement, but any waiver must be in writing and will not be deemed to be a waiver of any other provision of this Agreement.
16. Severability
If any provision of this Agreement is held to be invalid, illegal, void or unenforceable, by reason of any law, rule, administrative order or judicial or arbitral decision, the determination will not affect the validity of the remaining provisions of this Agreement.
17. Choice of Forum; Waiver of Jury Trial
a)	ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY JUDGMENT ENTERED BY ANY COURT REGARDING THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT WILL BE BROUGHT AND MAINTAINED EXLUSIVELY IN THE THIRD JUDICIAL DISTRICT COURT FOR THE STATE OF UTAH OR IN THE UNITED STATES DISTRICT COURT FOR THE STATE OF UTAH. EACH OF THE LOAN PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE THIRD JUDICIAL DISTRICT FOR THE STATE OF UTAH AND OF THE UNITED STATES DISTRICT COURT FOR THE STATE OF UTAH FOR THE PURPOSE OF ANY SUCH ACTION OR PROCEEDING AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTION OR PROCEEDING. EACH OF THE LOAN PARTIES IRREVOCABLY WAIVES, TO THE FULLEST

EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE NOW OR IN THE FUTURE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
b)	EACH OF THE LOAN PARTIES (FOR ITSELF, ANYONE CLAIMING THROUGH IT OR IN ITS NAME, AND ON BEHALF OF ITS EQUITY HOLDERS) IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY REGARDING ANY CLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
c)	Any arbitration proceeding between the Borrower (or any other Loan Party) and the Securities Intermediary, regardless of whether or not based on circumstances related to any court proceedings between the Bank and the Borrower (or the other Loan Party), will not provide a basis for any stay of the court proceedings.
d)	Nothing in this Section 17 will be deemed to alter any agreement to arbitrate any controversies which may arise between the Borrower (or any other Loan Party) and UBS Financial Services Inc. or its predecessors, and any claims between the Borrower or the Loan Party, as applicable, and UBS Financial Services Inc. or its employees (whether or not they have acted as agents of the Bank) will be arbitrated as provided in any agreement between the Borrower or the Loan Party, as applicable, and UBS Financial Services Inc.
18. State Specific Provisions and Disclosures
a)	For residents of Ohio:

The Ohio laws against discrimination require that all creditors make credit equally available to all creditworthy customers, and that credit reporting agencies maintain separate credit histories on each individual upon request. The Ohio civil rights commission administers compliance with this law.

b)	For residents of Oregon:

NOTICE TO BORROWER: DO NOT SIGN THIS AGREEMENT BEFORE YOU READ IT. THIS AGREEMENT PROVIDES FOR THE PAYMENT OF A PENALTY IF YOU WISH TO REPAY A FIXED RATE ADVANCE PRIOR TO THE DATE PROVIDED FOR REPAYMENT IN THE AGREEMENT.

c)	For residents of Vermont:

NOTICE TO BORROWER: THE ADVANCES MADE UNDER THIS AGREEMENT ARE DEMAND LOANS AND SO MAY BE COLLECTED BY THE LENDER AT ANY TIME. A NEW LOAN MUTUALLY AGREED UPON AND SUBSQUENTLY ISSUED MAY CARRY A HIGHER OR LOWER RATE OF INTEREST.

d)	For residents of California:
(i)	Any person, whether married, unmarried, or separated, may apply for separate credit.

(ii)	As required by law, you are notified that a negative credit report reflecting on your credit record may be submitted to a credit reporting agency if you fail to fulfill the terms of your credit obligations.

(iii)	The Borrower will notify the Bank, within a reasonable time, of any change in the Borrower’s name, address, or employment.

(iv)	The Borrower will not attempt to obtain any Advance if the Borrower knows that the Borrower’s credit privileges under the Credit Line have been terminated or suspended.

(v)	The Borrower will notify the Bank by telephone, telegraph, letter, or any other reasonable means that an unauthorized use of the Credit Line has occurred or may occur as the result of the loss or theft of a credit card or other instrument identifying the Credit Line, within a reasonable time after the Borrower’s discovery of the loss or theft, and will reasonably assist the Bank in determining the facts and circumstances relating to any unauthorized use of the Credit Line.
19. Account Agreement
Each Loan Party acknowledges and agrees that this Agreement supplements their account agreement(s) with the Securities Intermediary relating to the Collateral Account and, if applicable, any related account management agreement(s) between the Loan Party and the Securities Intermediary. In the event of a conflict between the terms of this Agreement and any other agreement between the Loan Party and the Securities Intermediary, the terms of this Agreement will prevail.
20. Notices
Unless otherwise required by law, all notices to a Loan Party may be oral or in writing, in the Bank’s discretion, and if in writing, delivered or mailed by the United States mail, or by overnight carrier or by telecopy to the address of the Loan Party shown on the records of the Bank. Each Loan Party agrees to send notices to the Bank, in writing, at such address as provided by the Bank from time to time.